SoftNet Systems Announces Intention to Seek Up to $150 Million Private Placement of Securities

MOUNTAIN VIEW, CA (May 28, 1998) -- SoftNet Systems, Inc. (AMEX:SOF), announced that, subject to market and other conditions, it plans to raise up to approximately $150 million through the issuance and private placement under Rule 144A of units to QIB's (qualified institutional buyers). Each unit is expected to consist of one Note and one Warrant to purchase shares of the Company's Common Stock. The interest rate on the Notes and the number of shares covered by each Warrant will not be determined until the offering is completed.

The Company expects the offering to close this summer. The Company plans to use the net proceeds from the offering to expand its Internet services business (the ISP Channel(SM)) and for general corporate purposes.

The units have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the units.

SoftNet operates three divisions. SoftNet's Internet division provides comprehensive business-to-business Internet services including Internet access and web development along with the "ISP Channel(SM)" branded program for cable operators. SoftNet's Document Management division develops, markets, installs and services electronic information and document management systems that allow customers to electronically request and receive information from multiple media. The Company's Telecommunications division markets and installs telecom and datacom solutions to middle-market companies.